Investor Relations: David K. Waldman	Media: Eric Miscoll, Vice President
Crescendo Communications	TXP Corporation
(212) 671-1020 x101	(214) 575-9300

FOR IMMEDIATE RELEASE

TXP Completes $1.5 Million Private Placement
and Redeems 10% Convertible Debentures

RICHARDSON, TEXAS - October 13, 2006 - TXP Corporation (OTCBB: TXPO), a global provider of Pre-Manufacturing Services for the electronics industry, today announced that it has completed a $1.5 million private placement with Kuekenhof Equity Fund, L.P., an accredited institutional investor. TXP issued approximately 4.7 million shares of common stock at $0.32 per share. The company also issued warrants with a term of five years to purchase approximately 2.3 million shares of common stock at $0.50 per share, and approximately 2.3 million shares at $1.00 per share.

On October 12, 2006 the Company used the proceeds of the private placement to redeem the $550,000 and $577,000 10% secured convertible debentures issued to Cornell Capital in June 2005 and June 2006, respectively. Under the terms of the agreement with Cornell, the company has the right to redeem the notes at a 20% premium, for a total of approximately $1.5 million.

Michael C. Shores, president and CEO, stated, “We welcome Kuekenhof as a major shareholder, given its successful track record of providing strategic counsel and value to its investments. This transaction enhances our capital structure, improves our financial flexibility, and should minimize potential dilution to shareholders by replacing the 10% convertible debentures with common shares. We believe this strong endorsement from Kuekenhof reflects the continued progress of our business and our ongoing financial improvement. As such, we will continue to seek new ways to further enhance our capital structure while minimizing dilution as the business continues to grow. Importantly, our recently announced letter of intent to acquire Siemens’ ONT business is progressing well, and we remain encouraged by the outlook for the business within both the pre-manufacturing services and photonics markets.”

Michael C. James, president of Kuekenhof, commented, “We are excited to become shareholders in TXP following our due diligence. TXP assists its clients in bringing products to market faster and more cost effectively, by bridging the gap between the OEMs internal design capabilities and the large electronics manufacturers. As a result, TXP is gaining widespread industry recognition, while at the same time establishing a strong foothold within the rapidly growing photonics market. The major carriers have committed to delivering “fiber-to-the-home” and new “triple-play” services that bring voice, video and data to the home at true broadband speeds. As a result, we believe TXP’s iPhotonics division is well positioned to become a major player in this rapidly emerging market.”

The company also announced that it entered into an additional agreement October 12, 2006 with an accredited investor, pursuant to which the company issued to the investor warrants to purchase an aggregate of 640,000 shares of common stock and an additional 125,000 shares of common stock for commitment fee as consideration for the investor agreeing to pledge an additional $2.0 million of assets, which shall be held as collateral for a loan to be obtained by the company for an amount up to $2.0 million, with a one year term. The current pledge of $2 million of assets is in addition to the $2 million of assets previously announced on August 8, 2006, bringing the total assets pledged by the accredited investor to $4 million. The warrants issued in the transaction have an exercise price of $0.50 per share and have a term of 5 years.

The common stock and warrants to be issued in the private placement have not been registered under the Securities Act of 1933 as amended (the "Act"), and may not be offered or sold in the United States absent registration or pursuant to an exemption from registration. TXP has agreed to register the common stock and warrants to be issued from the private placement under the Act covering the resale of these shares.

About TXP

TXP, based in Richardson, Texas, is a global provider of Pre-Manufacturing Services for the electronics industry, supporting original equipment manufacturers, original design manufacturers, contract manufacturers and new technology innovators. The company excels in both design and supply chain solutions services for new product development which include prototyping and quick-turn electronic assembly, new product introduction, pilot production, material supply chain management as well as the transfer of product into production. TXP's core technology focus is on complex printed circuit board assemblies, photonics, optoelectronics, and advanced packaging solutions, while forging profitable business opportunities with well-positioned high speed, digital, analog, and RF technologies and industries that require complementary service requirements. By working closely with its customers and being highly responsive to their requirements throughout the design processes, TXP believes that it can be an integral part of its customers' operations, accelerate their time-to-market and time-to-volume production and reduce their product costs. TXP has three operating divisions that build on its core Design for Manufacturability foundation: TXP-Texas Prototypes, TXP-Solutions and iPhotonics. For more information visit www.txpcorporation.com

Forward-looking statements such as "believe," "expect," "may," "plan," "intend," etc., contained herein are within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and are based on the company's beliefs and assumptions it made using information currently available to it and which reflect current views concerning those future events. Actual results could differ materially. Therefore, undue reliance should not be placed on any forward-looking statements, since they apply only as of today's date, and accordingly, reference should be made to the company's periodic filings with the SEC.

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